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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 6 to the Registration Statement on Form S-4 and related Prospectus of Apartment Investment and Management Company for the registration of Preferred Stock and Class A Common Stock and of AIMCO Properties, L.P. for the registration of Partnership Preferred Units and Partnership Common Units, and (i) to the incorporation by reference therein of our report dated March 6, 1998, except for Note 25, as to which the date is March 17, 1998, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 1997; and (ii) to the inclusion therein of our report dated March 6, 1998, except for Note 21, as to which the date is June 5, 1998, with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P. included in its Registration Statement on Form 10, all filed with the Securities and Exchange Commission.

                                                          /s/ ERNST & YOUNG LLP


Dallas, Texas
January 13, 1999